Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) information of the type that the registrant customarily and actually treats as private or confidential.  Double asterisks denote omissions.

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT
This FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (the “First Amendment”) is entered into and made effective as of March 21, 2024 (the “First Amendment Effective Date”) and amends the Second Amended and Restated Collaboration and License Agreement (the “Agreement”) dated as of November 11, 2019 by and between Editas Medicine, Inc., Inc., a Delaware corporation, having its principal place of business at 11 Hurley St., Cambridge, MA 02141 (“Editas”), and Juno Therapeutics, Inc., a Delaware corporation, having its principal place of business at 400 Dexter Avenue North, Suite 1200, Seattle, WA 98109 (“Juno”). Editas and Juno are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this First Amendment and not defined herein shall have the respective meanings set forth in the Agreement.
1.Amendment of Agreement. The Agreement is hereby amended as follows:
1.1Extension of Research Program Term. Notwithstanding Sections 1.181, 2.2 and 6.3 of the Agreement, the Parties agree that as of the First Amendment Effective Date, Juno shall be deemed to have elected both of the Extension Terms, such that the Research Program Term shall expire on November 11, 2026, subject to the extension provided in Sections 1.2 or 1.3 of this First Amendment. The Parties further agree that (a) Juno shall have no obligation to pay the extension fees described in Section 6.3 and (b) the Research Program Term may not be further extended unless mutually agreed to by the Parties.
1.2Additional Targets. The Parties agree and acknowledge that as of the First Amendment Effective Date, Juno may name up to [**] Additional Targets (the “Remaining Additional Targets”). Notwithstanding Section 2.4(b) of the Agreement, and as consideration for the extension of the Research Program Term and waiver of the extension fees set forth in Section 6.3 of the Agreement, Juno agrees that during the applicable Calendar Years, it may only name up to the following number of Additional Targets (the “Annual Target Number”): (a) during the 2024 Calendar Year, [**] Additional Targets, and (b) during the 2025 Calendar Year, [**] Additional Targets. In the event Juno nominates fewer than the Annual Target Number for the applicable Calendar Year (the “Annual Target Deadline”), then Juno shall waive the ability to nominate the remaining number of Additional Target(s) for such Calendar Year, provided that Juno may exercise a one-time right to extend the Annual Target Deadline in a single Calendar Year for an additional twelve (12) months upon payment of a fee of [**]. For the avoidance of doubt, (a) such fee shall be payable, if at all, one time, and such payment shall apply with respect to up to the Annual Target Number of Additional Targets for the

extended Calendar Year and (b) if such fee is paid with respect to Calendar Year 2025, then the Research Program Term shall expire on November 11, 2027.
1.3New Additional Targets. Notwithstanding Section 1.2, Juno may nominate up to three (3) new Additional Targets (the “New Additional Targets”) in addition to the Remaining Additional Targets at any time prior to the expiration of the Research Program Term upon delivery of written notice to Editas in accordance with the procedure set forth in Section 2.4(b) of the Agreement, provided that Juno shall not be permitted to name any Additional Target(s) fewer than [**] days prior to the end of the Research Program Term, as extended under Section 1.2 or this Section 1.3, and subject to a payment of [**] per each New Additional Target. Upon nomination of a New Additional Target, the Research Program Term shall be extended for an additional twelve (12) month period (the “New Additional Target Extension”) and shall expire on November 11, 2027 (or November 11, 2028, in the event Juno has extended the in Research Program Term in Calendar Year 2025 under Section 1.2), provided that only one such extension shall be granted unless otherwise agreed to by the Parties.
1.4Notwithstanding the nomination of any Remaining Additional Targets or any New Additional Targets, Editas shall not be obligated to deliver more than [**] Data Packages in any given Calendar Year. In the event Editas has not delivered the Data Package(s) for each of the Remaining Additional Targets and New Additional Targets prior to expiration of the Research Program Term, the Research Program Term (and Term) shall automatically be extended until delivery of such final Data Package(s).
2.Effect of First Amendment. This First Amendment amends the Agreement solely to the extent expressly set forth herein as of the First Amendment Effective Date. In all other respects, the Agreement continues in full force and effect and is ratified in all respects. Any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by this First Amendment. The provisions of the Agreement apply to this First Amendment except to the extent this First Amendment amends any such provision. If there is a conflict between the provisions of this First Amendment and the Agreement, the provisions of this First Amendment control.
3.Governing Law. This Amendment shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts or choice of laws that would cause the application of the laws of another jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods.
4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be duly executed by their authorized representatives as of the First Amendment Effective Date.

EDITAS MEDICINE, INC.		JUNO THERAPEUTICS, INC.

By:	/s/ Charlene Stern	By:	/s/ Pallavur Sivakumar

Name:	Charlene Stern	Name:	Pallavur Sivakumar

Title:	EVP and General Counsel	Title:	Scientific Vice President, CICTTRC